SUB-ITEM 102J
Changes in registrants certifying accountant

Nuveen Large Cap Value Fund
a series in Nuveen Investment Trust  (the  Trust )
811-07619
Nuveen Large Cap Value Fund
a series of Nuveen Investment Trust
811-07619
During the current fiscal period, the Board of Trustees of the above-referenced Fund, upon recommendation of the Audit Committee, engaged Ernst & Young LLP ( Ernst & Young ) as the independent registered public accounting firm to the Fund.
PricewaterhouseCoopers LLP ( PricewaterhouseCoopers ) was dismissed effective December 23, 2013. Effective August 11, 2014, upon the resignation of Ernst & Young, the Board of Trustees of the above-referenced Fund, upon recommendation of the Audit
Committee, engaged KPMG LLP ( KPMG ) as the independent registered public accounting firm to the Fund.

PricewaterhouseCoopers report on the Fund for the two most recent fiscal periods ended August 31, 2013 and June 30, 2013, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal periods ended August 31, 2013 and June 30, 2013 for the Fund and for the period September 1, 2013 through December 23,
2013, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements. For the period December 24, 2013 through August 11,
2014, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements.

The Registrant has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.